Exhibit 23.3

Consent of Independent Auditor

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 on Form S-3 (File No. 333-206519) and related Prospectus of MedEquities Realty Trust, Inc. and to the incorporation by reference therein of our report dated April 7, 2017, related to the consolidated financial statements of GruenePointe Holdings, LLC and subsidiaries, as of December 31, 2016, and for the year then ended, which report is included in the Annual Report on Form 10-K of MedEquities Realty Trust, Inc. for the year ended December 31, 2016, as amended (Form 10-K/A).

/s/ Whitley Penn LLP

Dallas, Texas

September 29, 2017